STAAR SURGICAL PROVIDES PRELIMINARY FIRST QUARTER REVENUE RESULTS

Visian® ICL™ Revenue Increase Approximately 24%, a Record Quarterly High

Total Revenue Increase Approximately 16% to $18 Million

MONROVIA, CA, April 8, 2013 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that first quarter revenue is expected to be approximately $18 million, which would represent approximately 16% growth. All revenue comparisons are to the same period prior year results. The effect of foreign currency exchange reduced total company revenue by approximately $750,000 during the quarter. Visian ICL revenue grew approximately 24%, exceeding the $10 million level in quarterly revenue for the first time in the Company’s history. STAAR is reporting the preliminary results due to previously scheduled meetings with investors on April 11-12 and the upcoming American Society of Cataract and Refractive Surgeons Annual Conference. Final results for the first quarter are expected to be released on May 1, 2013.

“Our year is off to a good start, despite currency exchange and backorder challenges,” said Barry G. Caldwell, President & CEO. “Visian ICL revenue grew in 10 of our 11 targeted markets during the quarter allowing us to achieve a quarterly revenue record for the product line. In Europe, revenue increased approximately 57%, reflecting the growing acceptance of our new ICL CentraFLOW™ technology as well as the impact of an expanded sales team in the region. The CentraFLOW technology simplifies the ICL treatment by making it a one-step procedure, which is more convenient and cost effective for both the patient and surgeon. We are encouraged by the market demand we are generating for this high margin product while LASIK volume seems to be under pressure globally. We continue to expect regulatory approval for the CentraFLOW technology in Korea and India later this year. Visian ICL revenue grew in the U.S. by approximately 12% in the first quarter, likely due to our on-going marketing, social media, and promotional activities. This 12% first quarter growth in the U.S. follows 10% year over year growth during the second half of 2012 in a market where LASIK procedures are clearly declining.

“IOL revenue during the first quarter of this year remained relatively flat. However, without the negative impact of the foreign exchange rate in Japan, global IOL revenue would have grown by approximately 10%. With the introduction of the KS-SP Preloaded Acrylic IOL we saw a 25% IOL unit increase in Japan. Additionally, we did exit the quarter with approximately $900,000 in backorders of our Pre-Loaded Acrylic IOLs in Europe. Finally, we continue to make progress towards the full implementation of our manufacturing consolidation from Japan and Switzerland facilities to the U.S., remaining on target with our pre-established product and quality metrics. We look forward to updating investors on our progress as well as our 2013 metrics on May 1,” Mr. Caldwell concluded.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 350,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections or estimates of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2013; statements regarding new products, including but not limited to, expectations for success of the new ICL, KS-SP and nanoFLEX Toric IOL products in the U.S. or international markets or government approval of new products; future economic conditions or size of market opportunities; expected savings from business consolidation plans and the timetable for those plans; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

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